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                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333--61748

                Supplement No. 6 to Prospectus dated May 28, 2002

                                   [NCO logo]

                                  $125,000,000

                4.75% Convertible Subordinated Notes Due 2006 and
               Common Stock Issuable Upon Conversion of the Notes

     This is a sixth supplement to the prospectus dated July 2, 2001, relating to $125,000,000 principal amount of our 4.75% Convertible Subordinated Notes due 2006 (the "Notes") and the shares of our common stock issuable upon conversion of the Notes.

     The table in the "Selling Holders" section on pages 19-20 of the prospectus is hereby further supplemented by the addition of the following information regarding Selling Holders, which information includes amounts which are in addition to, and in some cases in substitution for, amounts listed for the same or other Selling Holders in the prospectus dated July 2, 2001, and in prior supplements:

                                Principal Amount of          Common Stock
                                Notes Beneficially          Issuable upon
       Selling Holders           Owned and Offered      Conversion of Notes (1)
--------------------------      -------------------     -----------------------
McMahan Securities Co. L.P.           70,000                     2,126

----------------------------

(1) Based on an initial conversion rate of approximately 30.3767 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.

All of the other portions of the prospectus, as previously supplemented, remain unchanged.

Investing in the Notes and the common stock issuable upon their conversion involves certain risks. See "Risk Factors" beginning on page 9 of the prospectus.

The securities offered or sold under this prospectus have not been approved by the SEC or any state securities commission, nor have these organizations determined that the prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.


               The date of this Supplement No. 6 is May 28, 2002.